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                                                                EXHIBIT 11




WESTPOINT STEVENS INC.


EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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

                                                     THREE                   SIX
                                                 MONTHS ENDED           MONTHS ENDED
                                                    JUNE 30,              JUNE 30,
                                             ----------------------  ------------------
                                               1997         1996       1997      1996
                                             --------     --------   --------   -------
Primary:
Average shares outstanding                     30,865     31,380      30,932     31,446

Shares issuable under 1995
      Key Employee Stock Bonus Plan                36         50          42         64

Net effect of dilutive stock options
      - based on the treasury stock
      method using average market price           736        447         678        403
                                             --------   --------    --------   --------

Total                                          31,637     31,877      31,652     31,913
                                             ========   ========    ========   ========

Income from continuing operations            $ 10,678   $  9,096    $ 19,653   $ 17,356
Income (loss) from discontinued operations      1,102       (382)      2,235       (666)
                                             --------   --------    --------   --------

      Net income                             $ 11,780   $  8,714    $ 21,888   $ 16,690
                                             ========   ========    ========   ========


Net income (loss) per common share:
      Continuing operations                  $    .34   $    .28    $    .62   $    .54
      Discontinued operations                     .03       (.01)        .07       (.02)
                                             --------   --------    --------   --------
      Net income per common share            $    .37   $    .27    $    .69   $    .52
                                             ========   ========    ========   ========
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